CODE OF ETHICS (CE)
OF WADE FINANCIAL GROUP, INC.
(“WFG”)

July 2007

Wade Financial Group Ethics Policy

1.0

Overview
Wade Financial Group’s (WFG’s) purpose for this ethics policy is to establish a culture of openness, trust and integrity in business practices.  Effective ethics is a team effort involving the participation and support of every WFG employee.  All employees should familiarize themselves with the ethics guidelines that follow this introduction.

WFG is committed to protecting employees, owners, vendors and the company from illegal or damaging actions taken by individuals, either knowingly or unknowingly.  When WFG addresses issues proactively and uses correct judgment, it will help set us apart from competitors.

WFG will not tolerate any wrongdoing or impropriety at any time.  WFG will take the appropriate measures to act quickly in correcting the issue if the ethical code is broken.  Any infractions of this code of ethics will not be tolerated.

2.0

Purpose
Our purpose for authoring a publication on ethics is to emphasize the employee’s and consumer’s expectation to be treated to fair business practices.  This policy will serve to guide business behavior to ensure ethical conduct.

3.0

Scope
This policy applies to employees, contractors, consultants, temporary staff, and other workers at WFG, including all personnel affiliated with third parties.

4.0

Policy

4.1.

Responsibility

It is the responsibility of all WFG employees and owners to ensure that WFG conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.

4.2.

Duty to Clients

WFG has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. WFG must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

4.3.

Privacy of Client Information

WFG will not disclose any nonpublic personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to WFG to do so.  The Client in writing must grant such permission, or denial of permission, to WFG.  A copy of the permission/denial document will be filed in the Client file.

4.4.

Prohibited Acts

4.4.1.

Employing any device, scheme, or artifice to defraud;

4.4.2.

Making any untrue statement of material fact;

4.4.3.

Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.4.4.

Engaging in any fraudulent or deceitful act, practice, or course of business; or

4.4.5.

Engaging in any manipulative practices.

4.5.

Conflicts of Interest

WFG has a duty to disclose potential and actual conflicts of interest to their clients.  All IARs and solicitors have a duty to report potential and actual conflicts of interest to WFG.  Gifts (other than de minimis gifts, which are usually defined as having a value under $100.00) should not be accepted from persons or entities doing business with WFG.

4.6.

Use of Disclaimers

WFG shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.

4.7.

Suitability

WFG shall only recommend those investments that it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances.  In addition, clients should be instructed to immediately notify WFG of any significant changes in their situation or circumstances so that WFG can respond appropriately.

4.8.

Personal Security Transactions

WFG's procedures governing personal security transactions are covered in WFG’s Personal Security Transactions Policy.

4.9.

Financial Exploitation

The policy of WFG is to protect clients who, as vulnerable adults, could be subject to financial exploitation, and to report such financial exploitation as may be required by Minnesota law.

5.0

Enforcement

5.1.

Any infractions of this code of ethics will not be tolerated and WFG will act quickly in correcting the issue if the ethical code is broken.

5.2.

Any employee found to have violated this policy may be subject to disciplinary action, up to and including termination of employment

5.3.

The Chief Compliance Officer is responsible for the enforcement of WFG’s Code of Ethics, as well as all WFG policies and procedures.

6.0

History of Amendments

6.1 Added section 4.9 regarding Financial Exploitation on 8/2/05.

7.0

Acknowledgement

By affixing my signature below, I acknowledge that I have read and understood WFG’s Code of Ethics and will comply in all respects with such code.

_______________________________

______________________________

Name

Date